UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 21, 2004

                 Taylor Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50034	36-4108550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9550 West Higgins Road, Rosemont, Illinois	60018
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (847) 653-7978

Item 9. Regulation FD Disclosure.

In the ordinary course of its business, Cole Taylor Bank ("CTB"), a wholly-owned subsidiary of Taylor Capital Group, Inc. ("TCG"), plans to publish an annual report that it will use to communicate information about CTB to various persons with whom it has commercial relationships, including its customers and depositors. The CTB annual report will include the unaudited financial information set forth below with respect to CTB. Prior to the date hereof, some of this information has not been filed with or furnished to the Securities and Exchange Commission nor has it otherwise been publicly disseminated.
Cole Taylor Bank Financial Highlights (Unaudited)
(in thousands)	For the year ended December 31, 2003
Income statement data:
Total interest income	$136,884
Total interest expense	34,674
Net interest income	102,210
Provision for loan losses	9,233
Net interest income after provision for loan losses	92,977
Total non-interest income	18,888
Total non-interest expense	74,923
Income before income taxes	36,942
Income taxes	12,900
Net income	$24,042
(in thousands)	December 31, 2003
Balance sheet data:
Cash and cash equivalents	$88,504
Investment securities	488,302
Loans, net of allowance for loan losses of $34,356	1,927,652
Premises, leasehold improvements and equipment, net	20,548
Other assets	72,755
Total assets	$2,597,761
Total deposits	2,017,212
Borrowings and other liabilities	342,617
Total stockholder's equity	237,932
Total liabilities and stockholder's equity	$2,597,761

The financial data above is derived from the unaudited financial statements of CTB. You should not place undue reliance on this data. CTB is a wholly owned subsidiary of TCG. Accordingly, in conjunction with your review of the financial data above, we encourage you to read Management's Discussion and Analysis of Financial Condition and Results of Operations, TCG's audited consolidated financial statements as of and for the year ended December 31, 2003 and the related notes included in TCG's 2003 Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 11, 2004. A copy of TCG's 2003 Annual Report on Form 10-K can be obtained on the Securities and Exchange Commission's web site at http://www.sec.gov or by contacting Heidi Hookstadt, Senior Vice President, Marketing at (847) 653-7555.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2004

TAYLOR CAPITAL GROUP, INC.

By:	/s/ JEFFREY W. TAYLOR
Jeffrey W. Taylor
Chief Executive Officer